EXHIBIT 99.1

Micro Therapeutics, Inc.

Financial Guidance Conference Call

October 8, 2003

8:00 am PDT

Operator:	Good morning ladies and gentlemen. My name is Paul and I will be your conference facilitator today. At this time I would like to welcome everyone to the Micro Therapeutics Financial Guidance conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. I would now like to turn the conference over to Mr. Tom Wilder, President and CEO. Please go ahead sir.

Tom Wilder:	Thank you. Good morning everyone and thank you for joining us on this special conference call. I am Tom Wilder, MTI’s President and Chief Executive Officer.

With me on the call today is Hal Hurwitz, our Chief Financial Officer, and Jim Corbett, our Chairman.

On our call today I will review some of the recent accomplishments and then discuss our expectations and financial results for the remainder of 2003 and for 2004, 2005. After this we will take questions.

If you are not receiving regular communications from MTI and would like to be added to our fax and email list, please contact Rob Whetstone of Pondel Wilkinson at 323-866-6060.

For your information, this conference call is being broadcast live on the Internet at www.fulldisclosure.com. A playback for this call will be available following its conclusion. The playback will be available starting at 12 o’clock Noon Pacific Daylight time today, may be accessed on the Internet at www.fulldisclosure.com and will be available for one year.

With that said, I would like to briefly turn the call over to Hal.

Hal Hurwitz:	Thank you Tom. All the information discussed on the call today is covered under the Safe Harbor Provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-QSB we will be filing this quarter. And we suggest that you read all such filings. Tom…

Tom Wilder:	Thanks Hal. I would like to start out with a comment on the decision to hold this special guidance call. During our second quarter earnings call we mentioned that the company was conducting an assessment of its financing needs and that we would issue guidance for 2004 during our third quarter earnings call.

We are currently evaluating alternative financing vehicles available to us. To conduct this evaluation in a timely and effective manner will require discussions with third parties.

Accordingly, we believe that it is appropriate to publicly disclose guidance for 2003, 2004 and 2005 now.

While we will not discuss today specific financing alternatives, we anticipate being able to share our plans with you shortly.

Before I move to the financial guidance section, I would like to briefly review some of our recent accomplishments as well as share with you summary information regarding our overall market opportunity.

During 2003, MTI has experienced significant revenue growth with revenues in our most recently reported second quarter ended June 30 representing a nearly 70% increased over the corresponding quarter a year earlier and a nearly 50% increase over our 2002 exit rate.

We believe that these results reflect some of the progress that we are making in our efforts to build a global neurovascular franchise. These efforts are driven by two major strategic initiatives.

First, to develop and introduce a broad portfolio of advanced interventional products for the neurovascular specialist and second to develop in an competitive and focused sales and marketing capability in the United States, Europe and Japan.

In this regard it is important to note that the markets in Europe and Japan currently represent approximately 50% of our global market opportunity.

Recent achievements on the product side include introduction of a Sapphire line of coils in Europe and other international markets and receipt of FDA clearance to market this product line in the United States.

Receipt of an FDA panel recommendation for approval with conditions of Onyx as a treatment for AVMs. Our guidance today assumes that this PMA approval for Onyx will occur during the first quarter of 2004.

Continued growth in neuro access and delivery product lines as well as the initial commercial introduction in Europe and the United States this quarter of the Echelon 14, the first of a family of advanced over the wire micro-catheters.

Recent achievements on the sales and marketing side include significant increases in international revenue which reflect the benefits of our distribution relationship with ev3 for Europe and other international markets, conversion of our distribution in Japan to ev3 and the recording of initial sales under this new relationship.

Given product approval timelines, we expect Japan to make a more significant contribution in late 2004 and particularly in 2005.

In the US the Sapphire and Echelon launches combined with the progress made toward the expected commercialization of Onyx for AVMs next year will allow us to position an appropriately scaled direct neuro sales force.

Before moving on to guidance, I would like to first provide you with our current estimates on market size.

We believe the global market for neurointerventional products is approximately $440 million. About $115 million represents neurointerventional products used in certain peripheral procedures, most significantly hepatic artery embolizations as a treatment for liver cancer. The bulk of this market exists in Japan and other Asia-Pacific countries.

The remaining $325 million consists of neuro products used to treat what we refer to as a core neuro market. The treatment of cerebral aneurysms, arteriovenous malformations or AVMs, other neurovascular malformations such as fistula and head and neck tumors.

From a product category perspective, this core neuro market is comprised of a $220 million coil and embolics segment, an $85 million neuro access and delivery segment and a $20 million stent segment.

International markets represent over half of this core neural market opportunity.

Moving to financial guidance, I will discuss revenue, gross margin and operating expenses. With regard to revenue guidance for 2003, you may recall from last quarter’s conference call that we expressed our belief that revenues for 2003 would be in a range of $22 to $24 million. We are maintaining this guidance.

With regard to revenue guidance for 2004 and 2005, the following key factors should be considered. In the United States, revenue should benefit from the recent introduction of the Sapphire coil line, the Echelon family of micro catheters and the anticipated introduction of Onyx for AVM.

In Europe and other international markets, revenue should benefit from further penetration of our product portfolio as well as introduction of the Echelon catheters.

In Japan as previously mentioned, revenues should benefit from approvals for key neuro access and delivery products including Echelon, Sapphire coils and Onyx.

Accordingly, we believe that 2004 revenue will fall in a range of $33 to $38 million. And we project 2005 revenue to be in a range of $44 to $52 million.

With respect to gross profit as a percentage of revenues, we reiterate our expectation for 2003 of achieving a 5 to 10 percentage point improvement versus prior year. We project additional increases for both 2004 and 2005 with targeted gross profit ranges respectively of 63% to 68% and 65% to 70%.

Our operating expenses in 2003 as discussed during prior quarterly earnings calls reflect dual path activity in new product development and introduction, integration of the Dendron acquisition and pursuit of the Onyx AVM PMA.

Accordingly, we expect operating expenses for 2003 excluding amortization of acquired in-process research and development and litigation costs to be in a range of $37 to $39 million.

During 2004 we expect ongoing operating expense levels to significantly decrease to a range of $28 to $32 million. We further expect this level of expenditure to remain flat in 2005.

Underlying these decreases in burn rate are reduced clinical and regulatory expenses associated with the completion of the Onyx AVM clinical trial and PMA submission, a sharpened focus on selective research and development projects, the benefits of the revised European distribution arrangement with ev3 that we discussed in our second quarter conference call, and the leveraging of our existing SG&A infrastructure.

To complete the discussion regarding our estimates of expenses, I would add the following notes regarding R&D amortization and litigation costs. Amortization of research and development costs in connection with our acquisition of Dendron one year ago amounts to approximately $2 million per year. This non-cash expense is continued—is expected to continue through the fourth quarter of 2007.

With regard to litigation expense, the company has initiated a series of affirmative actions in Europe and the United States to assert our intellectual property position in connection with the Sapphire line of detachable coils.

During the second quarter of 2003 we incurred $1.2 million of expenses in connection with these actions. We expect these expenditures to continue until such time as all matters are resolved.

As I’m sure you would expect, the company can make no assurances regarding the outcome of these cases.

In summary, we believe that MTI is poised for significant growth and importantly for demonstrable progress via improved gross margin and reduced operating expenses toward operating profitability.

Based on this guidance, it is our expectation that we will achieve break-even operation before consideration of acquired R&D amortization and litigation costs in either the fourth quarter of 2004 or the first quarter of 2005.

During our second quarter earnings call, much attention was focused on the company’s future capital requirements. As I mentioned at the outset of today’s call, we are currently evaluating financing alternatives.

Today’s disclosure of guidance for 2004 and 2005 will facilitate this process. We are not prepared today to discuss the timing, the magnitude or the nature of the financing. Clearly the opportunities for growth that we have described require capital. The amount that we elect to raise depends upon the terms of financing that will be available.

That concludes our review of recent operational accomplishments and financial guidance. We thank you for your attention. And at this time Jim, Hal and I will be happy to address any questions you may have.

Operator:	Ladies and gentlemen, if you do have any questions or comments, press star then the number 1 on your telephone keypad. Your first response is from Mark Landy with Leerink Swann.

Mark Landy:	Good morning guys.

Tom Wilder:	Good morning Mark.

Mark Landy:	Thank you so much. I think I’ve been the guy been begging for this. Anyhow, I just have one question. Assuming you don’t raise any capital, what would the cash shortfall be with this guidance, the cash that you have on hand, versus the cash you need to get to break-even?

Tom Wilder:	Mark, I understand your question. I can’t give you a response. It’s our intention as I stated, to look at financing vehicles. And the amount that we intend to raise depends on the financing terms that are available.

Mark Landy:	No, no. I don’t want to discuss the financing. Just in hard numbers, what would the shortfall be?

Tom Wilder:	We cannot achieve the growth that we have included in our guidance without raising additional capital.

Mark Landy:	Thanks guys.

Operator:	Again ladies and gentlemen, star then 1 if you do have any questions.

Your next response is from Larry Haimovitch with HMPC.

Larry Haimovitch:	Good morning gentlemen.

Tom Wilder:	Good morning Larry.

Larry Haimovitch:	Wanted to—you didn’t mention Onyx for cerebral aneurysm in—at least I didn’t hear anything on that. Is that included in any of these forecasts in terms of revenue contribution at some point?

Tom Wilder:	Larry we provided a range of forecasts for 2004 and 2005. And there are assumptions regarding Onyx aneurysm incorporated into these ranges.

Larry Haimovitch:	Okay, for US?

Tom Wilder:	Yes.

Larry Haimovitch:	Okay, so may I conclude that you are expecting an approval at some point for Onyx for non-AVMs in the US?

Tom Wilder:	We have previously stated an expectation of availability of Onyx in 2005.

Larry Haimovitch:	Okay. So you’re continuing to maintain that guidance?

Tom Wilder:	At this point yes.

Larry Haimovitch:	And what would be—back up a little bit if you could Tom. That means filing a PMA, approximately when?

Tom Wilder:	Larry, we’ve mentioned before a PMA path or other alternative regulatory paths. And at this point, we’re not prepared to go into greater detail.

Larry Haimovitch:	Okay. But you’re not—there’s nothing in the planning process for anything earlier than 2005 in the US?

Tom Wilder:	That is correct.

Larry Haimovitch:	Great. That’s all I’ve got for now. Thank you.

Operator:	Your next question is from Kevin Kotler with Galleon Group.

Kevin Kotler:	Hi guys. Thanks for the guidance. Are you going to put out a press release just with all the guidance or how are you going to handle that?

Hal Hurwitz:	Kevin we’re going to be filing a Form 8-K that’ll have the transcript of this call.

Kevin Kotler:	Got you. Okay, and I guess—I was trying to get to Mark Landy’s question that he asked. I guess another way of—what would be the amount of cash you would need to get to break-even, if that’s an answer that you can provide? That’s all I have.

Tom Wilder:	The—Kevin, the amount of capital that we elect to raise depends upon the terms of the financing alternatives that are available. And the rate of expected returns on the investment of that capital versus the cost of the capital.

Kevin Kotler):	Got you. Okay, thanks.

Operator:	Your next question is from Gene Weber with Weber Capital Management.

Gene Weber:	Morning guys. Thanks again for the guidance. Two questions. As it relates to the financing, is debt a possibility or is it going to be likely to be equity?

Tom Wilder:	We are going to explore a range of possibilities including both.

Gene Weber:	Okay, and my second question is on the patent litigation. And Tom I can’t recall from the second quarter conference call or I don’t have my notes in front of me. What did you say at that point in time about the nature of the litigation you’re pursuing. Does it all relate to the Dendron acquisition or is it related to Onyx as well?

Tom Wilder:	The litigations, the affirmative actions that we have discussed with IP litigation relate to the Sapphire detachable coil.

Gene Weber:	Okay, thank you.

Operator:	You have a follow-up response from Larry Haimovitch with HMTC.

Larry Haimovitch:	Just to—or Hal just to clarify the comments regarding break-even. Break-even Q4 this year, Q1 next year before litigation expenses and the amortization of the R&D which I think you said was $2 million a quarter, did I get that right?

Tom Wilder:	Yes Larry, we’d love to do that. You’re a year off. Yes, what I said was break-even before R&D amortization and litigation expenses by Q4 of 2004 or Q1 of 2005.

Larry Haimovitch:	And when you talk about break-even in that manner, that would still you and a loss in the way we would normally expect GAAP accounting to be reported. That is to say those aren’t separate extraordinary items. Those are line items in the P&L aren’t they?

Tom Wilder:	Correct. The amortization of R&D is a non-cash item. And litigation expense is difficult to predict and forecast. And to facilitate your modeling, we felt it was appropriate to split these out.

Larry Haimovitch:	Can you be a little more specific on break-even after litigation, after amortization of R&D?

Tom Wilder:	Larry not at this time.

Larry Haimovitch:	Because this—to me this is a little bit of a unusual way to give us guidance than to talk about before litigation which is, you know, unfortunately right now, part of your business. The amortization of R&D is not a cash charge which is obviously an advantage to you. But it does affect—you know, it’s still going to reflect how you report profitability.

Tom Wilder:	Larry, I understand your point. That’s a—it’s a good point. We live in the world of Reg FD. We’re trying to give you as much information as possible to allow you to make your own modeling decisions.

Larry Haimovitch:	Okay, thanks.

Operator:	Your next response is from Mark Landy with Leerink Swann.

Mark Landy:	Guys, as we look out maybe to the ‘05 timeframe, are there any holes in your vest of armor that you would like to fill? And if so, you know, what should we be thinking of and whether or not those are internal or maybe external?

Tom Wilder:	Mark, we believe that we can make the guidance that we have provided with our existing product platforms. We will always monitor opportunities both for internal programs and external opportunities as well as we see fit. We are focused right now on a number of internal programs and achieving operational break-even.

Mark Landy:	Okay so would it be fair to assume that if anything was acquired or brought in from the outside, it would most likely be within your capabilities with the capital on hand that you have?

Tom Wilder:	Mark, that would—to answer that would be difficult at this point depending on the nature of—I’m speculating on some things that we would be speculating on. So I think that’s difficult to—it’s a fair question were we to do something. But we can’t answer that until something were to occur.

Mark Landy:	All right.

Operator:	Gentlemen there are no further questions. Do you have any further comments or any closing remarks?

Tom Wilder:	No I do not. I’d like to thank you all for joining us today. The entire MTI team and I are very excited about what we have in store for the balance of 2003 and for 2004. We appreciate your continued support. If anyone has any further questions, we invite you to contact us here at MTI. Thank you again.

Operator:	Thank you ladies and gentlemen, for your participation. You may now disconnect.

END